Exhibit 99.2

                               SECOND QUARTER 2002
                             ANALYST CONFERENCE CALL
                                  JULY 31, 2002

Slide 1 - LOGO
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Introduction - Good morning and thank you for participating in Millennium
Chemicals analyst conference call and welcome to those participants on the Internet. Today we will cover results for the second quarter and our outlook. Speakers include Jack Lushefski, our SVP and Chief Financial Officer, Dave Vercollone, SVP of Operational Excellence and myself, Mickey Foster, VP of Corporate and Investor Relations.

As we announced in the invitation to this conference call, you can view the slides and listen to our presentation live by accessing our website (www.millenniumchem.com) and clicking on the Investor Relations icon.

The slides available to our Internet participants are meant as an enhancement tool and they contain information which is either in our press release or which we will discuss during this presentation.

Here are two instructions for our Internet participants:


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First, in addition to asking questions on the conference call as you have traditionally done, you can ask questions by clicking on the "send question" button located on the left hand portion of your screen and we will respond to them live during the Q&A portion of this conference call.

Second, the slides will automatically move forward during the presentation on your screen.

Slide 2 - DISCLAIMER
--------------------
Before we start, our lawyers asked me to preface with our safe harbor legal statement: The statements made on this conference call relating to matters that are not historical facts, are forward looking statements. Our forward-looking statements are present expectations and actual events and results may differ materially due to the impact of factors such as industry cyclicality, general economic conditions, production capacity, competitive products and prices and other risks and uncertainties detailed in the Company's SEC filings. Please note we disclaim any obligation to update our forward-looking statements.

Jack will begin and cover the financials. Dave will cover TiO2 and acetyls. Next, I will cover specialty chemicals and Equistar. Then we will be glad to answer questions. Jack....




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Thanks Mickey

I would now like to review some details of Millennium's reported results for the second quarter and our financial position at the end of June 2002.

Slide 3 - EBITDA
----------------

Millennium reported consolidated pro forma EBITDA OF $74 million for the second quarter of 2002 which was $9 million less than the $83 million reported for the second quarter of 2001 and $40 million more than that reported for the first quarter of 2002. EBITDA was lower than second quarter levels last year for all operating segments, including Equistar. Comparisons of second quarter 2002 EBITDA to first quarter 2002 levels were favorable for all wholly owned segments, except Specialty Chemicals and considerably higher for our share of Equistar. For our wholly owned business segments in the aggregate this was the second quarterly sequential improvement in EBITDA, a positive trend that we expect to continue in the third quarter of 2002. Dave and Mickey will discuss individual business segment performance when I complete my comments.

Slide 4 - FINANCIAL SUMMARY
---------------------------

Moving to Millennium's financial summary for the first quarter . . . the Financial Summary slide provides abbreviated Income Statements to arrive at normalized earnings, which exclude certain unusual items.

o Operating income was $18 million, down from the second quarter of last year when $29 million was earned, but better than the first quarter of 2002 when we made $11 million at the operating income line.

o Second quarter net interest expense was $21 million, slightly less than the second quarter of 2001 and equal to the expense level of the first quarter of 2002. Average net debt levels during the second quarter this year were less than average net debt levels during the second quarter last year.



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o    Equistar's operations, on an after interest basis, generated a loss of $10 million for Millennium in the second quarter of 2002, the same as the second quarter last year and much improved from a loss of $39 million in the first quarter of 2002.

o The income tax benefit percentage that we estimate was adjusted upward this quarter versus the first quarter and had the effect of increasing net income by about $5 million or 8 cents per share this quarter.

o The net loss for the quarter was $2 million or 4 cents per share versus a net loss of $3 million or 6 cents per share for the second quarter last year.

o The net loss for the second quarter of 2002 on this slide excludes the one-time benefit we recorded related to favorable developments for legacy claim accruals recorded several years ago.

o The net loss in quarter two last year of $3 million excludes reorganization and plant closure charges recorded in the second quarter last year.

Slide 5 - NET INCOME AND EPS
----------------------------

Moving to slide 5 . . . this slide provides reconciliation from our reported net loss to the normalized figures I provided and discussed on slide 4. You can see that the reversal of legacy claim accruals that I mentioned was the only unusual item in the second quarter this year. For the year-to-date figures, we added back the effect of our goodwill write-off that was recorded in the first quarter this year.


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Slide 6 - NET DEBT
------------------

Let's move to a discussion of our balance sheet and cash flow. Net debt at the end of the quarter as shown on slide 6 is $1.09 billion, a balance that is $28 million lower than our net debt balance at the beginning of the quarter. Our net debt-to-total capital percentage is 66 percent at the end of the quarter, down one percentage point from the end of the first quarter, but up 11 percentage points from the end of 2001 due primarily to the change in accounting for goodwill. We had $122 million of cash and cash equivalents on hand at the end of the quarter and there were no borrowings outstanding under our $175 million revolving credit facility.

As previously announced, we amended the financial covenants in our credit facility during the quarter and were well in compliance with those new covenants at the end of the second quarter.

Slide 7 - CASH FLOW
-------------------

Turning to our cash flow summary on slide 7 . . . Cash used for capital spending remained at a very low level as we continue to defer all but the most critical or short payback discretionary projects.

o Trade working capital, defined as accounts receivable plus inventories less accounts payable, decreased during the quarter and was a source of $29 million in cash.

o Accounts receivable increased during the quarter as volumes and prices improved in our major businesses from lower levels in the first quarter. Inventories were stable as a decrease in finished goods was offset by an increase in raw materials. Trade payables increased due to spending on raw materials and seasonal purchasing patterns.



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o    We added $7 million to our European accounts receivable securitization during the quarter bringing that balance to $50 million.

o We did not use cash for dividends since the quarter ended on a weekend and funds were disbursed on Monday, July 1st.

o The use of cash for other assets and liabilities relates to the payment of non-current liabilities and the seasonal timing of payments for items such as insurance, pensions and other payroll related costs.

o We did not receive a distribution from Equistar during the quarter and net debt decreased by $28 million. Distributions from Equistar are not expected in 2002.

Slide 8 - SD&A COSTS
--------------------

Turning to slide 8 . . . We are very pleased with our employees efforts to control SD&A costs. Those costs in quarter two are 26 percent lower than the second quarter of 2001 after adjusting for the one-time reversal of legacy accruals. As you can see from the graph, our spending levels for the second quarter of this year are considerably less than spending levels for the two-year history presented.

In closing I will repeat that all of our employees' are focused on cost control and capital efficiency. These intense efforts will continue in 2002 and become part of our business plan for 2003.

Now, I'll turn it over to Dave who will discuss some details about performance in our TiO2 and Acetyls business segments.


Thanks Jack. I will begin the review with our Titanium Dioxide business. Turning to slide 9...



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Slide 9 - TiO2 EBITDA
---------------------

The Titanium Dioxide (TiO2) segment reported second quarter EBITDA of $34 million, compared to $40 million in the second quarter last year and $31 million in this year's first quarter. EBITDA improved in the second quarter of 2002 over the first quarter due to higher prices and increased sales volume.

Slide 10 - TiO2 MARKET DEMAND
-----------------------------

Taking a look at industry market demand on slide 10: Total market demand for TiO2 in North America for the first half of 2002 was 4-5% higher than 2001. Architectural coatings and plastics segment demand were strong but demand in industrial coatings and paper remanded weak. Demand in Europe showed the higher year-over-year growth of 7-9% which we believe is due to strong downstream exports and inventory rebuilding. South American markets continue to be very weak and are down versus last year. Demand in Asia is back to its historic growth rates with demand in China and Korea exceeding 10% for the first half. This globally strong demand is underpinning our improved TiO2 price and sales volume as can be seen on slide 11.

Slide 11 - GLOBAL INDEXED - PRICE AND VOLUME
--------------------------------------------

In local currencies, average second quarter prices were 12 percent lower than last year's second quarter and 1 percent higher than the prior quarter. In U.S. dollar terms, the worldwide average second quarter price was 11 percent lower than the same quarter last year and 2 percent higher than the first quarter of 2002 and ends four consecutive quarters of declining average price.


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Second quarter TiO2 sales volume of 168,000 metric tons was up 12 percent from both the second quarter of last year and this year's first quarter. Volume was up in the second quarter of 2002 due to strong demand from the coatings season and improving global business conditions.

Slide 12 - TiO2 PRICE INCREASE ANNOUNCEMENT
-------------------------------------------

Slide 12 shows the recent price announcements. Millennium and most major producers announced two global price increases, which cumulatively total about 15 percent, during the first six months of 2002.

Slide 13 - TiO2 PRICING
-----------------------

A majority of the first price increase is being realized in the third quarter of 2002. The success and timing of these price increases will depend upon the continuation of the patterns of increases in downstream customer demand experience in the first six months. Although prices are moving up and the price spread across the regions has narrowed, prices remain well below reinvestment levels.

Slide 14 - TiO2 OPERATING RATES
-------------------------------

The second quarter's TiO2 operating rate on Slide 14 was 88 percent of annual nameplate capacity of 690,000 metric tons compared to 85 percent of annual nameplate capacity of 712,000 metric tons in last year's second quarter, and 80 percent of annual nameplate capacity of 690,000 metric tons in the first quarter of 2002. Operating rates are expected to rise for the balance of the year to


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satisfy demand and will seasonally build inventories.

Slide 15 - TiO2 MANUFACTURING COSTS
-----------------------------------

Manufacturing cost per ton in the second quarter of 2002 increased 3 percent from the first quarter of 2002 primarily related to the effect of currency exchange. If the effect of currency exchange is excluded, the increase was 1 percent.

Slide 16 - TiO2 OUTLOOK
-----------------------

Turning to slide 16, Operating results should continue to improve in the third quarter over the second quarter, as it is expected that sales volume will continue to be robust but seasonally lower, and price increases gradually obtained during the second quarter will be in effect for the full third quarter. This is expected to be partially offset by higher incentive pay costs.

Slide 17- ACETYLS HIGHLIGHTS
----------------------------

Now turning to Acetyls business and slide 17, the Acetyls segment reported second quarter EBITDA of $7 million compared to $10 million in the second quarter last year and negative ($4) million in the first quarter of 2002. The first quarter results were negatively impacted by $7 million due to unfavorable fixed-price natural gas purchase positions. These positions expired in March of 2002.



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VAM prices in the second quarter were down 26 percent compared to the second quarter last year and up 3 percent from the first quarter of 2002. Acetic acid prices in the second quarter were down 21 percent from the comparable period last year and up 3 percent from the first quarter of 2002.

Strong demand in the second quarter of 2002 led to higher sales volume for all product lines when compared to the second quarter of last year and seasonally higher than the first quarter.

Slide 18 - ACETYLS PRICE INCREASE ANNOUNCEMENT
----------------------------------------------

On slide 18 are the recent price announcements for Acetyls. Of the increases announced for April and May, a significant portion of them have been achieved. Millennium announced a second global price increase for VAM and acetic acid effective July 1, 2002. Early indications are that a majority of the July increases will be achieved.

Slide 19 - ACETYLS OUTLOOK
--------------------------

Third quarter operating results should continue to show improvement over the second quarter as announced price increases are realized. Key raw material costs, including costs for natural gas and ethylene, are expected to be relatively stable through the third quarter.

Thanks and now I'd like to turn it back to Mickey to discuss Specialty Chemicals and Equistar.


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Thanks Dave....

Slide 20 - SPECIALTY CHEMICALS HIGHLIGHTS
-----------------------------------------

The Specialty Chemicals segment reported second quarter EBITDA of $4 million, compared to $6 million in both last year's second quarter and the first quarter of 2002. Sales volume was down 25 percent from last year's second quarter and down 14 percent from the first quarter of 2002. The reduced volume is primarily in lower margin pine oil and basic fragrance products.

As a result of both mix and price increases instituted early this year, average selling prices increased 24 percent compared to last year's second quarter and increased 5 percent from the first quarter of 2002. The price of crude sulfate turpentine, the key raw material, remained unchanged from last year's second quarter and the first quarter of 2002.

Slide 21- SPECIALTY CHEMICALS OUTLOOK
-------------------------------------

Sales demand has recently begun to rebound from disappointing second quarter levels and operating results in the third quarter are expected to be similar to the results in the second quarter of 2002. Fragrance chemical markets remain competitive, but new flavor products are contributing to results.



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Slide 22 - EQUISTAR HIGHLIGHTS
------------------------------

Millennium's 29.5 percent stake in Equistar generated a post-interest equity loss of ($10) million in the second quarters of both 2002 and 2001 compared to a ($39) million equity loss in the first quarter of 2002. Compared to the first quarter, margins improved across most product lines while sales volume remained strong.

Improvement in petrochemicals was due primarily to price increases across the entire product range. Compared to the first quarter, Equistar's net cost of ethylene production remained stable, as rising olefin raw material costs were largely offset by increases in co-product prices and by the expiration of fixed-price gas contracts, which negatively impacted first quarter results. Price for Equistar's polymers products largely kept pace with price increases in ethylene and propylene. Consequently, results for this segment remained relatively unchanged from the first quarter. Ethylene volumes increased by seven percent and polymer volumes were up 85 million pounds or approximately six percent.

Slide 23 - EQUISTAR OUTLOOK
---------------------------

Results should improve in the third quarter compared to the second quarter as polymer price increases begun in the second quarter are more fully realized.

Slide 24 - LOGO
---------------

Thanks, and now I'd like to open it up for questions and answers.

If you were unable to hear the entire call, playback will be available until Wednesday, August 7, by calling 973-341-3080, reservation #3370672 and you can access the speech and slides on the Internet at http://www.millenniumchem.com.


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Thanks for listening, and if you have further questions please call.























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